Exhibit 7.06
THIRD AMENDMENT TO THE TRUST AGREEMENT NO. F/466 (THE “AMENDMENT AGREEMENT”) EXECUTED AMONG AND BETWEEN EUSTAQUIO TOMÁS DE NICOLÁS GUTIÉRREZ, JOSE IGNACIO DE NICOLAS GUTIÉRREZ, GERARDO DE NICOLAS GUTIÉRREZ, JULIAN DE NICOLAS GUTIÉRREZ Y ANA LUZ DE NICOLAS GUTIERREZ (HEREINAFTER, THE “SETTLORS” AND WHEN APPLICABLE, THE “TRUST BENEFICIARIES”), AND IXE BANCO, S.A. INSTITUCION DE BANCA MULTIPLE, IXE GRUPO FINANCIERO, DIVISION FIDUCIARIA, REPRESENTED HEREIN BY ITS TRUST DELEGATE, IDALIA MORALES LEVER, JOINTLY WITH ARMANDO JORGE RIVERO LAING, GENERAL COUNSEL (HEREINAFTER REFERRED TO AS THE “TRUSTEE”), IN THE PRESENCE OF EUSTAQUIO DE NICOLÁS VERA, UPON THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES:
R E C I T A L S
FIRST.- On August 20, 1999, the Settlors and Bermuda Trust Company Limited as trustee of the ZN Mexico Trust (the “ZN Mexico Trust”) executed the management trust agreement No. F/10289 (the “Trust”) with Banco Santander Serfin, S.A. Institucion de Banca Múltiple, Grupo Financiero Santander Serfin, acting as trustee, to which the Settlors contributed 53,832,462 shares of the issuer Grupo Picsa, S.A. de C.V. (now Desarrolladora Homex, S.A. de C.V.) (the “Issuer”) with the purpose of securing the fulfillment of the terms and conditions of the joint venture agreement, dated August 19, 1999 executed between the Settlors, the Trust Beneficiaries and the Issuer (the “Joint Venture Agreeement”).
SECOND.- On May 7, 2002, as consequence of the participation of EIP Investment Holdings LLC (“EIP”) as shareholder of the Issuer and in substitution of the Joint Venture Agreement mentioned above, a new joint venture agreement (the “New Joint Venture Agreement”) was executed between the Settlors, ZN Mexico Trust and EIP which provides, among other things, the amendment to the Trust to include EIP as a trust beneficiary and to conform it to the provisions of the New Joint Venture Agreement.
THIRD.- On May 7, 2002, an amendment to the Trust was executed with the purpose of including EIP as trust beneficiary.
FOURTH.- On June 2, 2004, a second amendment to the Trust was executed, by which ZN Mexico Trust and EIP recognized that their rights as beneficiaries had ended and that they were not longer parties to the Trust. As consequence, the only beneficiaries of the Trust are the Settlors and, as the case may be, their successors and heirs appointed as substitute beneficiaries. Such second amendment is attached to this Amendment Agreement as Annex “A”.
FIFTH.- On January 24, 2005, an agreement for the substitution of trustee was executed between the parties, by means of which Ixe Banco, S.A. Institucion de Banca Multiple, Ixe Grupo Financiero, Division Fiduciaria substituted Banco Santander Serfin S.A. Institucion de Banca Multiple, Grupo Financiero Santander Serfin as trustee of the Trust, renaming it Trust No. F/466.
SIXTH.- On May 22, 2006, Eustaquio De Nicolás Vera formalized the assignment of his trust beneficiary rights under the Trust in favor of Eustaquio Tomás De Nicolás Gutiérrez, Gerardo

De Nicolás Gutiérrez y Julian De Nicolás Gutiérrez. Such assignment agreement is attached to this Amendment Agreement as Annex “B”.
SEVENTH.- On November 3, 2006, Eustaquio De Nicolás Vera formalized the assignment of his trust beneficiary rights under Trust in favor of Jose Ignacio De Nicolás Gutiérrez y Julián De Nicolás Gutiérrez, such assignment agreement is attached to this Amendment Agreement as Annex “C”.
EIGHTH.- Through instructions of the Trust Management Committee (as defined on the Trust Agreement), dated February 10, 2007, the committee instructed the Trustee to amend the Trust Agreement to recognize the assignment of trust beneficiary rights mentioned in the recital fifth above, as well as to modify the structure and operation of the committee.
R E P R E S E N T A T I O N S
I. The Trust Beneficiaries represent that:
a) It is their will to appear and ratify their consent to amend the Trust Agreement as described in recital seventh of this Amendment Agreement.
b) As of this date, the Trust Estate is composed by 129,735,856 shares of the Issuer.
II. Eustaquio De Nicolas Vera represents that:
a) He signs this amendment agreement to ratify the assignment of beneficiary rights agreements executed on May 22, 2006 and November 3, 2006, respectively; expressing his acceptance to stop being considered a party to the Trust Agreement. Additionally, he expresses his conformity to the acts of the Trustee, granting it an unconditional release for any claim related to the Trust.
III. The Trustee represents that:
a) It is a Multiple Banking Institution incorporated, organized and in existence under the laws of Mexico, and it is duly authorized to act as trustee.
b) It has enough capacity to sign this Amendment Agreement. Such capacity has not been revoked or modified in any way.
c) It has explained to the Parties the scope of this Amendment Agreement and the legal consequences of Article 106 of the Banking Institutions Law, specifically, section XIX b) of the such Article, and the different prohibitions applicable to the Trustee provided in different laws and regulations, such as Circular 1/2005 of Banco de Mexico, which is described on clause sixteenth of this Amendment Agreement.
d) It appears to sign this Amendment Agreement following instructions of the Trust Management Committee, which are ratified by the aforementioned Committee in this Amendment Agreement, in order to amend the Trust.
The parties grant the following:
C L A U S E S

FIRST.- The parties agree to amend the clauses third, eighth, ninth paragraph g), twelfth and sixteenth, as well as to add the clause twenty fourth of the Trust Agreement to be written as follows:
...
     THIRD.- PARTIES. The following persons are parties to this Trust:
a)	SETTLORS: Eustaquio De Nicolás Vera, Eustaquio Tomás De Nicolás Gutiérrez, José Ignacio De Nicolás Gutiérrez, Gerardo De Nicolás Gutiérrez, Julián De Nicolás Gutiérrez and Ana Luz De Nicolás Gutiérrez.

b)	TRUST BENEFICIARIES:

Eustaquio Tomás De Nicolás Gutiérrez, with respect to 31,376,821 (thirty one million, three hundred seventy six thousand, eight hundred and twenty one) shares of the issuer Homex, S.A.B. de C.V.

Jose Ignacio De Nicolás Gutiérrez, with respect to 31,376,821 (thirty one million, three hundred seventy six thousand, eight hundred and twenty one) shares of the issuer Homex, S.A.B. de C.V.

Gerardo De Nicolás Gutiérrez, with respect to 32,059,409 (thirty two million, fifty nine thousand, four hundred and nine) shares of the issuer Homex, S.A.B. de C.V.

Julián De Nicolás Gutiérrez, with respect to 25,189,759 (twenty five million, one hundred eighty nine thousand, seven hundred and fifty nine) shares of the issuer Homex, S.A.B. de C.V.

Ana Luz De Nicolás Gutiérrez, with respecto to 9,733,046 (nine million seven hundred thirty three thousand forty six) shares of the issuer Homex, S.A.B. de C.V.

c)	TRUSTEE: Ixe Banco, S.A. Institucion de Banca Multiple, Ixe Grupo Financiero, Division Fiduciaria.
EIGHTH.- TRUST MANAGEMENT COMMITTEE. As provided in the third paragraph of article 80 of the Mexican Banking Law, the Settlors hereby establish a Trust Management Committee.
The Trust Management Committee will be composed of five members and their respective alternates who will remain in their positions until new members are appointed and those new members take their respective positions as members of the committee.
In case of death, incapacity or permanent absence of any of the members of the Trust Management Committee, the Trust Beneficiaries will appoint the person that will substitute such member, as well as his or her respective alternate.
Based on the foregoing, the members of the Trust Management Committee will be:

Member	Alternate
Juan Carlos Torres Cisneros	Ana Luz De Nicolás Gutiérrez

Eustaquio Tomas De Nicolás Gutiérrez	Beatriz Valenzuela Cadena
José Ignacio De Nicolás Gutiérrez	Brenda Maria Machado Orrantia
Gerardo De Nicolás Gutiérrez	Patricia Eugenia Gastelum Ibarra
Juan De Nicolás Gutiérrez	Ludmilla Hach Salazar
NINTH.- OPERATION OF THE TRUST MANAGEMENT COMMITTEE
...
g)	The decisions of the Trust Management Committee will be taken by the vote of the majority of the members of the Trust Management Committee, including the decisions related to the total or partial transfer or sale of the beneficiary rights and the granting of guarantees.
TWELFTH.- RESPONSIBILITIES OF THE TRUSTEE.- The Trustee will answer for the claims for not complying with its obligations under the Trust.
Additionally, the Trustee will not be responsible of the following:
a)	Acts and omissions of the Settlor, regulators or third parties, that impede or make difficult the fulfillment of the purposes of the Trust.

b)	The defense of the assets, because if such defense is necessary, the Trustee will only be obligated to grant powers of attorney for collections and claims in terms of clause seventeenth below.

c)	If the Trust Management Committee instructs the Trustee to perform an act in conformity with the Trust, the committee will be liable before the Trustee and before any third party for any responsibility that might be imposed on the Trustee as consequence of the execution of such act, and will release the Trustee of any claim against it initiated by a third party as consequence of the performance of the acts expressly instructed in accordance with this Trust Agreement.

d)	It is hereby agreed that the Trustee will not be held responsible if it acts in accordance with any notice, consent, certificate or other instrument or document that is consider genuine and that is signed by the corresponding party or parties, or based in a written representation or that is considered duly prepared by the Settlor or the Trust Management Committee.
SIXTEENTH.- PROHIBITIONS. In terms of the provisions established in point 5.5 of the trust regulations issued by Banco de Mexico in Circular 1/2005, the Trustee hereby informs to the other parties of this Trust Agreement the content of the following articles which establish the prohibitions applicable to trustees in execution of trusts:
General Law on Negotiable Instruments and Credit Transactions:
“...Article 382. A trust established in favor of the trustee is void, unless is established as provided in the following paragraph and in the applicable legal provisions.
The trustee could be a trust beneficiary when the trust’s purpose is to be a payment instrument of unpaid obligation related to credits granted by the trustee for commercial activities. In this case, the parties must agree the terms and conditions to resolve conflict of interests issues...”
“...Article 394. The following trusts are prohibited:
I.	Secret trusts;

II.	Those in which the benefits are granted to different persons who become substituted by death of the previous one, unless the substitution is done in favor of persons that are alive or conceived at the moment of the death of the settlor; and

III.	Those with a length of more than 50 years, when the trust beneficiary is an entity that is not a government managed entity or a non-profit entity, nevertheless, a trust can be established with a length of more than 50 years if the trust purpose is the management of a scientific or artistic non for profit museum...”
Mexican Banking Law:
“...Article 106.- It shall be prohibited to the credit institutions:
...
XIX. In the execution of the operations referred to in section XV of article 46 of this Law:
b) Respond to the settlors, agents or representatives for the non compliance of the debtors, on those credits granted or of the issuers, for the acquired securities, unless it is due to their fault, as stated in the last part of article 391 of the General Law on Negotiable Instruments and Credit Transactions or to guarantee results from funds entrusted to it;
If upon termination of the trust, mandate or commission established to grant loans, any such loans shall have not been repaid in full by the debtors, the institution must transfer them to the settlor or the beneficiary of the trust whatever the case may be or to the principal or representative, without repaying any outstanding amount.
Any agreement contrary to what is set forth in the two preceding paragraphs shall not have legal effects.
...”
Banco de México Circular 1/2005:
6.1	In the execution of trusts, the Trustee Institutions shall have the following prohibitions:
a)	Charge the Trust Estate different prices than those agreed at the time of execution;

b)	Guarantee returns or prices for the funds to be invested, and

c)	Execute operations in conditions and terms that differ with their internal policies and sound financial practices.
6.2	The Trustee Institutions may not execute transactions with stocks, securities, or any other financial instrument, that does not comply with the specifications agreed in the corresponding trust agreement.

6.3	The Trustee Institutions may not execute those types of trusts that they are not authorized to execute according to the laws and stipulations that govern them.

6.4	The Trustee Institutions are not allowed to charge to the trust estate any penalty imposed by any regulator to such institution.

6.5	In guaranty Trusts, the Bonding Institutions and the Sofoles may only receive assets or rights that have the purpose of guaranteeing the duties in question.

6.6	The Trustee Institutions must observe articles 106 section XIX of the Credit Institutions Law, 103 section IX of the Stock Exchange Law, 62 section VI of the General Law of Institutions and Mutual Insurance Organizations and 60 section VI Bis of the Federal Law of Bonding Institutions, as it may correspond to each institution”.
SECOND.- This Amendment Agreement does not constitute nor shall it be understood as a novation of the obligations provided under the Trust Agreement, therefore besides the amendments set forth in the previous clause, the Trust Agreement will continue to be fully enforceable.
THIRD.- JURISDICTION AND APPLICABLE LAW. The present Amendment Agreement shall be subject to the laws of the United Mexican States. For the solution of any controversy arising in connection herein, the parties hereby submit themselves to the jurisdiction of the competent courts in Mexico City, Federal District, Mexico and expressly waive any other jurisdiction that may correspond to them by virtue of its present or any other future address or otherwise.

This amendment agreement is signed in two equal instruments in Mexico City, Federal District, the 13th of March of 2007.
(signed)
Ana Luz De Nicolas Gutierrez
(signed)
Eustaquio Tomas De Nicolas Gutierrez
(signed)
Jose Ignacio De Nicolas Gutierrez
(signed)
Gerardo De Nicolas Gutierrez
(signed)
Julian De Nicolas Gutierrez
With the appearance of Eustaquio De Nicolas Vera:
(signed)
TRUSTEE
(signed)
Idalia Morales Lever
(signed)
Armando Jorge Rivero Laing